EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-106191, 333-51520, 333-74905, 333-74868, 333-100010, 333-114375, 333-123933 and 333-132493), and on Form S-4 (No. 333-54406) of NVIDIA Corporation of our report dated March 16, 2006, except with respect to our opinion on the consolidated financial statements insofar as it relates to the restatement described in Note 2, as to which the date is November 28, 2006, relating to the financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K/A.

/s/ PricewaterhouseCoopers LLP

San Jose, California

November 28, 2006